Exhibit 99.1

Zynex Announces Third Quarter 2013 Financial Results

LONE TREE, Colo. – November 7, 2013 - Zynex, Inc. (OTCQB: ZYXI), a provider and developer of non-invasive medical devices for electrotherapy and stroke rehabilitation, neurological diagnosis and cardiac monitoring, announces its third quarter 2013 financial results.

The Company’s total net revenue decreased 49% to $5,191,000 for the three months ended September 30, 2013 from $10,102,000 for the three months ended September 30, 2012. Year to date net revenue of $18,331,000 decreased 37% as compared to the prior year to date net revenue of $29,072,000. The decline in net revenue for the three and nine months ended September 30, 2013 as compared to the same periods in 2012 was a direct result of the decline in orders from the Company’s Zynex Medical electrotherapy products.

The Company reported a gross profit of $3,645,000, or 70% of net revenue, for the third quarter of 2013, and $12,711,000, or 69% of net revenue, for the first nine months of 2013, as compared to a gross profit of $7,886,000, or 78% of net revenue, for the third quarter of 2012 and $23,257,000, or 80% of net revenue, for the first nine months of 2012. The decrease in the Company’s third quarter and year to date 2013 gross profit percentage, as compared to the same periods in 2012, was primarily a result of the lower sales volume for the periods, as the Company had less net revenue to cover manufacturing costs and incremental expenses incurred because of an increase to the Company’s allowance for obsolete inventory, due to excess quantities remaining in the field.

The Company reported Selling, General and Administrative (SG&A) expenses of $4,713,000 or 91% of net revenue, for the three months ended September 30, 2013, and $16,699,000, or 91% of net revenue, for the nine months ended September 30, 2013, as compared to $7,174,000, or 71% of net revenue, for the three months ended September 30, 2012 and $21,127,000, or 73% of net revenue for the nine months ended September 30, 2012. Decreases in the Company’s SG&A expenses during the third quarter and year to date 2013 as compared to the same periods in 2012, were primarily attributable to lower sales commissions, based on the decrease in orders and net revenue, and a reduction in headcount.

The Company generated a third quarter 2013 loss from operations of $1,068,000, loss before income taxes of $1,204,000 and net loss of $738,000, or $0.02 per share, versus a third quarter of 2012 income from operations of $712,000, income before income taxes of $587,000 and net income of $358,000, or $0.01 per share. The Company generated a 2013 year to date loss from operations of $3,988,000, loss before income taxes of $4,396,000 and net loss of $2,758,000, or $0.09 per share, versus a 2012 year to date income from operations of $2,130,000, income before income taxes of $1,824,000 and net income of $1,151,000, or $0.04 per share.

Thomas Sandgaard, CEO stated: “Zynex has encountered industry challenges this year related to health care reform and reimbursement changes that negatively affected the demand for our electrotherapy products. These industry factors have had a negative impact on our financial results, causing us to report significantly less revenue than in the prior year comparable periods and a current year to date net loss. However, we have seen orders for our core Zynex Medical revenue base stabilize and have focused on capitalizing on new opportunities across all of our divisions. In our Zynex Medical sales channel, we added new products that are less impacted by insurance reimbursement. In Zynex NeuroDiagnostics, we expanded our sales force and are distributing electroencephalography (EEG) devices; sleep diagnostic products, mobile sleep diagnostic devices and a sleep apnea treatment device. In our Zynex Billing and Consulting division we expect increased service based revenue going forward through the addition of medical practitioner billing contracts.”

Mr. Sandgaard continued, “We also continued to make adjustments to our fixed expenses during the third quarter and have lowered them by approximately $4.2 million annually. During the second quarter, we successfully renegotiated our existing building lease, in which, our base rent has been lowered and we are now operating in an approximate twelve month free rent period, which results in approximately $1.5 million of cash savings over the next twelve months, which began May of 2013. Because of these expense reductions, we have begun to feel the cash impact, as our cash flow from operations for the third quarter was positive and the balance on our revolving line of credit decreased as compared to the second quarter of this year. We are closely monitoring the demand for our Zynex Medical products, which may result in additional cost cutting measures in future periods, as we are committed to returning this company to profitability.“

Conference Call and Webcast Information:

Zynex, Inc. will host a conference call and webcast at 9:00 a.m. MT (11:00 a.m. ET) today to discuss its third quarter 2013 results. Please note questions can only be submitted via the webcast user interface. Parties without access to the internet may join the presentation in listen only mode by dialing the toll free number provided below.

Webcast Information - http://www.visualwebcaster.com/event.asp?id=96699

Conference Call Information - 888-539-3696, pass-code 8081596

Highlights from the quarter and nine months ended September 30, 2013 consolidated financial statements:

(unaudited, amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net revenue	$5,191	$10,102	$18,331	$29,072
Gross profit	3,645	7,886	12,711	23,257
Income (loss) from operations	(1,068)	712	(3,988)	2,130
Income (loss) before income tax	(1,204)	587	(4,396)	1,824
Net income (loss) attributable to Zynex, Inc.	(738)	358	(2,758)	1,151
Adjusted EBITDA (1)	(460)	963	(2,003)	2,796
Net income per share - diluted	$(0.02)	$0.01	$(0.09)	$0.04
Weighted-average number of common shares outstanding –diluted	31,148,234	31,316,836	31,148,234	31,202,842

(1)	Reconciliation of unaudited U.S. Generally Accepted Accounting Principles (GAAP) Net (loss) income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted-EBITDA)

	Three months ended		Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net (loss) income attributable to Zynex, Inc.	$(738)	$358	$(2,758)	$1,151
Interest expense	136	119	480	293
Income tax (benefit) expense	(455)	229	(1,610)	673
Depreciation and amortization	213	243	685	717
Change in the value of contingent consideration	—	8	(70)	14
Goodwill and intangible asset impairment	—	—	139	—
Stock-based compensation expense	29	80	98	170
Deferred rent	355	(74)	1,033	(222)

Adjusted EBITDA	$(460)	$963	$(2,003)	$2,796

About Zynex

Zynex (founded in 1996), operates under three primary business segments; Zynex Medical, Zynex NeuroDiagnostics and Zynex Monitoring Solutions. Zynex Medical engineers, manufactures, markets and sells its own design of electrotherapy medical devices for electrotherapy, used for pain management and rehabilitation. Zynex Medical’s product lines are fully developed, FDA-cleared and commercially sold world-wide. Zynex NeuroDiagnostics, sells the company's proprietary NeuroMove device designed to help stroke and spinal cord injury patients and is currently expanding into markets for EMG, EEG, sleep pattern, auditory and nerve conductivity neurological diagnosis devices through product development and acquisitions. Zynex Monitoring Solutions, currently in the development stage, was established to develop and market medical devices for non-invasive cardiac monitoring.

For additional information, please visit: http://www.ir-site.com/zynex/default.asp.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012.

Contact: Zynex, Inc. Anthony Scalese, CFO, 303-703-4906

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	September 30, 2013	December 31, 2012
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$468	$823
Accounts receivable, net	8,824	12,224
Inventory	6,131	6,160
Prepaid expenses	178	243
Deferred tax assets	1,855	1,855
Other current assets	1,712	57

Total current assets	19,168	21,362
Property and equipment, net	3,282	3,851
Deposits	573	171
Deferred financing fees, net	60	98
Intangible assets, net	64	203
Goodwill	212	251

Total assets	$23,359	$25,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$6,291	$5,906
Current portion of notes payable and capital lease obligations	108	144
Accounts payable	2,289	2,057
Income taxes payable	1,046	1,430
Accrued payroll and payroll taxes	734	899
Deferred rent	750	371
Current portion of contingent consideration	9	21
Other accrued liabilities	383	1,265

Total current liabilities	11,610	12,093
Notes payable and capital lease obligations, less current portion	121	114
Deferred rent	1,439	785
Deferred tax liabilities	786	786
Warranty liability	14	20
Contingent consideration, less current portion	22	83

Total liabilities	13,992	13,881

Stockholders’ Equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 31,148,234 shares issued and outstanding at September 30, 2013, and December 31, 2012	31	31
Paid-in capital	5,551	5,453
Retained earnings	3,808	6,566

Total Zynex, Inc. stockholders’ equity	9,390	12,050
Noncontrolling interest	(23)	5

Total Stockholders’ equity	9,367	12,055

Total liabilities and stockholders’ equity	$23,359	$25,936

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net revenue:
Rental	$1,284	$2,281	$4,606	$6,780
Sales	3,907	7,821	13,725	22,292

	5,191	10,102	18,331	29,072

Cost of revenue:
Rental	257	279	956	810
Sales	1,289	1,937	4,664	5,005

	1,546	2,216	5,620	5,815

Gross profit	3,645	7,886	12,711	23,257
Selling, general and administrative expense	4,713	7,174	16,699	21,127

(Loss) income from operations	(1,068)	712	(3,988)	2,130

Other expense:
Interest expense	(136)	(119)	(480)	(293)
Other income (expense)	—	(6)	72	(13)

	(136)	(125)	(408)	(306)

(Loss) income before income tax	(1,204)	587	(4,396)	1,824
Income tax benefit (expense)	455	(229)	1,610	(673)

Net (loss) income	(749)	358	(2,786)	1,151
Plus: Net loss – noncontrolling interest	11	—	28	—

Net (loss) income – attributable to Zynex, Inc.	$(738)	$358	$(2,758)	$1,151

Net (loss) income per share:
Basic	$(0.02)	$0.01	$(0.09)	$0.04

Diluted	$(0.02)	$0.01	$(0.09)	$0.04

Weighted average number of common shares outstanding:
Basic	31,148,234	31,130,908	31,148,234	31,034,972

Diluted	31,148,234	31,316,836	31,148,234	31,202,842

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED, AMOUNTS IN THOUSANDS)

	Nine months ended September 30,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(2,786)	$1,151
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation expense	608	647
Warranty expense	(6)	—
Change in the value of contingent consideration	(70)	14
Provision for losses on uncollectible accounts receivable	442	325
Amortization of intangible assets	39	33
Impairment of intangible assets	100	—
Impairment of goodwill	39	—
Amortization of financing fees	38	37
Issuance of common stock for services	—	20
Provision for obsolete inventory	293	228
Deferred rent	1,033	(222)
Employee stock-based compensation expense	98	150
Deferred tax expense	—	(50)
Gain on asset disposal	(6)	—
Changes in operating assets and liabilities, net of business acquisition (in 2012):
Accounts receivable	2,959	(1,593)
Inventory	(265)	(2,291)
Prepaid expenses	65	83
Deposit and other current assets	(2,057)	41
Accounts payable	232	264
Accrued liabilities	(1,048)	222
Income taxes payable	(384)	(259)
Net cash used in operating activities	(676)	(1,200)

Cash flows from investing activities:
Purchases of equipment	(501)	(388)
Change in inventory used for rental	550	(794)
Payments on contingent consideration	(3)	—
Cash paid for domain name	—	(18)
Cash paid for acquisition	—	(245)

Net cash provided by (used in) investing activities	46	(1,445)

Cash flows from financing activities:
Net borrowings from line of credit	385	2,788
Issuance of common stock	—	10
Deferred financing fees	—	(2)
Payments on notes payable and capital lease obligations	(110)	(97)

Net cash provided by financing activities	275	2,699

Net (decrease) increase in cash	(355)	54
Cash at beginning of period	823	789

Cash at end of period	$468	$843

Supplemental cash flow information:
Interest paid	$449	$259
Income taxes paid, net of tax refunds (including interest and penalties)	$384	$1,016
Supplemental disclosure of non-cash investing and financing activities:
Common stock issuances for business acquisition	$—	$158
Increase in contingent consideration for business acquisition	$—	$135
Equipment acquired through capital lease	$137	$—